Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into effective this 24th day of November, 2021 (the “Effective Date”) by and between CEA Industries Inc., a Nevada corporation, with an address at 385 South Pierce Avenue, Suite C, Louisville, Colorado 80027 (the “Company”) and Anthony K. McDonald, with an address of 1773 E. 164th Pl, Brighton, CO 80602 (the “Executive”). Each of the Executive and the Company may be referred to herein individually as a “Party” or collectively as the “Parties.”

AGREED ACKNOWLEDGMENTS:

A. The Company is engaged in the development, design and distribution of cultivation technologies for controlled environment agriculture for state-regulated cannabis cultivation facilities and traditional indoor agricultural facilities, including lighting, environmental control and air sanitation designed to meet the specific environmental conditions required for indoor cultivation and to reduce energy and water consumption (the “Business”).

B. In connection with the Business, the Company manufactures or is developing, sells and delivers the following products and services: (i) liquid-based process cooling and climate control systems, (ii) reflectors and lighting systems, including water-cooled reflectors, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems specific to indoor cultivation facility conditions, (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control in indoor cultivation facilities, (v) a comprehensive, hybrid cultivation facility design and building utilizing sunlight and a high-power LED lighting system, and (vi) other products, services, and technologies now or hereafter developed related to the foregoing (collectively, the “Products”)

C. The Business of the Company is highly competitive and requires the creation of intimate and prolonged relationships with the Company’s customers because of the custom products developed for individual customers, and the significance of adapting to the marketing plans continually being created by these customers.

D. The Company has invested and will continue to invest considerable sums of time, money, and other resources in developing the confidence and loyalty of its customers and potential customers and to recruit, train, support and compensate its employees and potential employees. In addition, the Company expends significant amounts of time and money to attract, identify, locate, and establish contacts and business relationships with prospective customers. The loss of these existing and prospective relationships with customers, and with existing and potential employees, will cause substantial and irreparable harm to the Company, which cannot be accurately or adequately compensated by money alone.

E. The Company previously entered into that certain Executive Employment Agreement dated as of November 27, 2018 (the “Old Employment Agreement”), providing for at-will employment, which the Company now desires to replace and supersede with this Agreement, providing for a fixed term, among other things, as hereinafter set forth.

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F. The Executive desires to continue such employment and commits to devote all of the Executive’s business time and attention to services benefiting the Company. Both the Executive and the Company wish to replace and supersede the Old Agreement and enter into this Agreement to set forth the terms and conditions of the Executive’s continued employment with the Company.

G. The Executive acknowledges that, in the course of the Executive’s employment with the Company, the Executive will frequently come into contact with the Company’s customers and suppliers to such an extent that the Executive may be able to control or direct, in whole or in part, the business and relationships between the Company and its customers and suppliers. Accordingly, the Company places its trust in the Executive not to disrupt or otherwise misappropriate the customer and supplier relationships developed and/or supported by the Company.

H. The Executive will also, during the course of the Executive’s employment with the Company, have frequent and close contact with the Company’s other executive managers, salespeople, and key staff employees. As a result of the Executive’s position, the Executive will acquire and have access to confidential information concerning the Company’s employees, prospective employees, customers, suppliers, and prospective customers and suppliers that is not easily or generally available to the Company’s competitors.

I. The Executive acknowledges that, by virtue of the Executive’s position with the Company, the Executive will have access to certain secret and confidential business data and information belonging to the Company including, but not limited to: marketing plans, financial strategies, market surveys and assessments, customer and Company technical information, financial statements, budget data, personnel records, customer profiles and purchase requirements, product design, engineering and technical specifications, pricing plans and strategies, sales contracts and proposals, private and confidential discussions with executive managers, legal advice and strategies, performance evaluations, price schedules from suppliers, litigation and planned litigation, capital needs, lists of customers and potential customers, hiring and training goals, internal operation and production reports and schedules, compensation packages, customer account projections, licenses, promotional plans and information, corporate policies for internal operations, bids and proposals by suppliers and to customers, identities and personal profiles of key persons at customers and potential customers, expense data by customer, and other confidential and sensitive business information developed and maintained by the Company.

J. The Company has a valuable and proprietary interest in the confidential information described in Paragraph I. immediately above and has expended considerable time and money to safeguard and protect such information from direct or indirect divulgence of same by its employees, including the Executive. In addition, as part of the Company’s relationship with each of its customers, the Company assures customers that the unique, confidential, and secret information shared by customers with the Company will be protected from disclosure to and unauthorized use by others. Any divulgence of such information will constitute an irreparable injury to the Company and the Company’s customers.

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K. The Executive acknowledges that (i) the Executive’s position with the Company is one of great trust and confidence requiring that the Executive exercise a high degree of loyalty, honesty, and integrity, (ii) the Executive has and will receive substantial and adequate monetary consideration and benefits pursuant to this Agreement, (iii) the Executive has read and understood the terms of this Agreement and signed the same as a free and voluntary act, and (iv) the Executive has freely chosen to enter into this Agreement because of a desire to take advantage of the specific and unique opportunities offered by continued employment with the Company and the additional benefits provided for herein.

AGREEMENTS

In consideration of the Agreed Acknowledgments and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. Acknowledgments. The acknowledgments set forth above are accurate and are hereby incorporated by reference in this Agreement.

2. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

3. Duties. During the Term (as defined in Section 6 below), the Executive shall be employed by the Company as the Chief Executive Officer and President and, as such, the Executive shall have such responsibilities and authority as are customary for such position of a company of similar size and nature as the Company as may be assigned from time to time by the Company’s Board of Directors (the “Board”). The Executive will also hold such other executive officer positions as the Board may appoint from time to time. The Executive shall faithfully perform for the Company the duties of such position and shall report directly to the Board. At all times during the Term, the Executive shall adhere to all of the Company’s policies, rules and regulations governing the conduct of its employees, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time. The Company and the Executive acknowledge that the Parties have entered into that certain Indemnification Agreement dated September 9, 2018 (“D&O Indemnity Agreement”). Effective on the Effective Date, Executive will be appointed to serve as a member and Chairman of the Board and Executive agrees to serve in such capacity without additional compensation. At each meeting of the Company’s stockholders prior to the end of the Term at which Executive’s director term is expiring, the Company will nominate Executive to serve as a member of the Board, subject to required stockholder approval and compliance with the Company’s policies and procedures regarding service as a member of the Board.

4. Extent of Services. Except for illnesses and vacation periods, the Executive shall devote the Executive’s full business time and attention and the Executive’s best efforts to the performance of the Executive’s duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may participate in charitable, academic, community, religious or other non-profit activities, and in trade or professional organizations, and engage and participate in the specific activities listed in Exhibit A hereto (the “Permitted Activities”) or such other activities as specifically agreed to in writing by the Company in advance from time to time in the Company’s sole discretion, provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, shall comply with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time, do not otherwise interfere with the Executive’s duties and responsibilities to the Company, and do not compete with or adversely affect the Business of the Company. Subject to the limitations provided herein, the Executive may make any passive investment in any publicly traded entity, or own five percent (5%) or less of the issued and outstanding voting securities of any entity, provided, in any event, that the Executive is not obligated or required to, and shall not in fact, devote any consulting or managerial effort or services in connection therewith, except for the Permitted Activities.

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5. Place of Performance. The Executive will perform the Executive’s duties for the Company from the Company’s corporate offices in Lousiville, Colorado (the “Corporate Office”), except that the Executive will travel to perform services as required for the proper performance of the Executive’s duties under this Agreement. In situations in which the Company may allow portions of its workforce to work remotely, it is agreed that Executive’s leadership position may require his physical presence within the Corporate Office on a regular basis. Any location change to where Executive performs his services or the associated costs thereto must be approved by the Board in advance of any such change and costs.

6. Term. The initial term of Executive’s employment pursuant to this Agreement shall be one (1) year commencing on the Effective Date; provided, however, the Initial Term shall be automatically extended for an additional three (3) years upon the completion of a Qualified Offering (defined below) (the “Initial Term”). This Agreement shall remain in force after the end of the Initial Term unless either party gives notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or at any time after the end of the Initial Term, as applicable. So long as Executive also holds the position as Chairman of the Board: (i) if the Company is electing to not renew, upon the vote of a majority of the members of the Board, excluding the Chairman of the Board, any director may provide written notice to Executive, and (ii) if the Executive is electing not to renew, Executive shall provide written notice to any member of the Board other than himself (as Chairman of the Board). If prior written notice is not given at least ninety (90) days prior to the expiration of the Initial Term or any subsequent Renewal Term (as hereinafter defined), then this Agreement shall renew for one year periods (each a “Renewal Term”). In the event that Executive’s employment hereunder is terminated earlier pursuant to the terms hereof or continues thereafter for one or more Renewal Terms pursuant to this Section 6, such shorter or longer period, as the case may be, is referred to herein as the “Term.”

7. Compensation.

i. Base Salary. The Company shall pay the Executive an annualized base salary of Two Hundred Seventy Five Thousand Dollars ($275,000) per year, which shall automatically increase to Three Hundred Fifty Thousand Dollars ($350,000) per year upon the completion of a Qualified Offering (the “Base Salary”). The Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practice from time to time, less customary or legally required withholdings and deductions, for periods actually worked by the Executive. The annual Base Salary shall be reviewed at least annually prior to the end of each calendar year, while this Agreement is in force to ascertain whether, in the judgment of the Board, such Base Salary should be increased for the next calendar year.

ii. Annual Bonus. The Executive shall be eligible to receive an annual incentive bonus (each an “Annual Bonus”) as described in the Company’s Annual Incentive Compensation Plan and Policy (the “Plan”) for each full completed calendar year of employment during the Term as determined by the Board in its sole discretion. Executive will be eligible for an annual target bonus of fifty percent (50%) of Executive’s Base Salary as of December 31 of the calendar year or partial calendar year for which the Annual Bonus is being awarded. The Annual Bonus for a completed calendar year of employment shall be paid on or before the March 31st immediately following the end of the completed calendar year. Payment of the Annual Bonus may be made in the form of cash, stock bonus (issued pursuant to the EIP), or a combination thereof, as determined in the sole discretion of the Board (or an authorized committee thereof). Other than as set forth in Section 9, the Executive must be employed by, or be providing services to, the Company or an affiliate of the Company on the date an Annual Bonus is to be paid to be eligible to receive the Annual Bonus for such completed calendar year of employment. As a condition to the Company’s obligations with respect to any stock bonus (including, without limitation, any obligation to deliver any shares of Common Stock with respect to any stock bonus), the Executive shall made arrangements satisfactory to the Company to pay to the Company any applicable federal, state or local income and/or employment taxes due by Executive and required to be withheld with respect to the delivery of shares of Common Stock with respect to such stock bonus. The award of any Annual Bonus shall be determined by the Board in its sole discretion. Notwithstanding the foregoing, for entering into this Agreement, Executive shall also receive an immediate bonus of Fifty Thousand Dollars ($50,000.00) less applicable withholdings, in a lump sum payment no later than the next regularly scheduled payroll period following the Effective Date of this Agreement.

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iii. Prior Equity Awards. All prior equity awards granted to Executive by the Company of options, restricted stock units and other equity-based securities shall remain in full force and effect pursuant to their respective terms (the “Prior Grants”).

iv. Equity Grants.

a. Immediate Grant of First Award. The Company shall grant Executive upon the execution of this Agreement, a Restricted Stock Award under the Surna, Inc. 2021 Equity Incentive Plan (the “EIP”) that is equal to the number of shares of the Company’s Common Stock (“Common Stock”) which equates to a number of shares of Common Stock equal to the following:

I. Fifty Thousand Dollars ($50,000), divided by

II. The Fair Market Value (as defined in the EIP) of a share of Common Stock on the date granted by the Board (the “First Award”). The First Award shall be fully vested as of the date of grant. Additionally, because the First Award is fully vested, it is subject to immediate taxation under Code Section 83(b). In conjunction with this, the Company agrees to cover the Executive’s tax liability associated with the First Award by further paying to the Executive (and simultaneously remitting to the Internal Revenue Service) an additional amount (a “Gross-Up Payment”) to cover all applicable federal, state or local income and/or employment taxes due by Executive on the First Award (which payment by the Company is taxable income to the Executive) as well as any such applicable federal, state or local income and/or employment taxes due by Executive on such Gross-Up Payment. All determinations of the Gross-Up Payment will be made by tax counsel or other tax advisers designated by the Company. Further, to the extent applicable, the shares subject to the Second Award shall be subject to a prohibition to sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock held by Executive, for a period of one hundred eighty (180) days beginning on the effective date of the underwriting agreement for a Qualified Offering (as defined in paragraph (b) immediately below) or such longer period as the underwriters or the Company will request under the terms of the applicable lock up agreement.

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b.	Second Award. The Company shall grant Executive upon the execution of this Agreement, a second award of incentive and nonqualified Options under the EIP (it being understood that the Company will grant to Executive the maximum number of incentive stock options permitted under Section 422A of the Internal Revenue Code and the EIP) that is equal to a number of shares of Common Stock, which together with the Prior Grants and the First Award, equates to the following:

I. Seven Million Eight Hundred and Ten Thousand Seven Hundred and Forty Eight (7,810,748) shares of Common Stock, which represents six percent (6%) of the Company’s total outstanding shares of Common Stock, reduced by

II. The ultimate number of shares of Common Stock award under the First Award (the “Second Award”). The exercise price of the Options with respect to the Second Award shall be valued at one hundred percent (100%) of the Fair Market Value (as defined in the EIP) on the date granted by the Board. The Executive shall make arrangements satisfactory to the Company to pay to the Company the exercise price together with any applicable federal, state or local income and/or employment taxes due by Executive and required to be withheld with respect to the delivery of Common Stock underlying the Options. The number of Options and the vesting schedule with respect to the Second Award are set forth below:

Number of Shares of Common Stock underlying Option	Vesting Schedule

Thirty-Three and Three Tenths of One Percent (33.3%) of shares subject to the Second Award, rounded down to the nearest whole share	Vest and become exercisable on the Effective Date of this Agreement.

Thirty-Three and Three Tenths of One Percent (33.3%) of shares subject to the Second Award, rounded down to the nearest whole share	Vest and become exercisable on the first anniversary of the Effective Date of this Agreement.

Thirty-Three and Four Tenths of One Percent (33.4%) of shares subject to the Second Award, rounded up, if necessary to the nearest whole share	Vest and become exercisable on the second anniversary of the Effective Date of this Agreement.

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Notwithstanding the foregoing, in the event of the occurrence of a Change in Control (as defined in the EIP), any remaining unvested Options under this paragraph (b) shall become fully vested as of the date of the consummation of a Change in Control; provided, however, notwithstanding the foregoing, for purposes of the Second Award, none of the following shall ever be considered a Change in Control: (A) the closing of a sale of the securities of the Company, whether in a private placement or pursuant to an effective registration statement under the Securities Act of 1933, (B) the occurrence of an uplisting event (i.e., having the Company’s stock quoted on an alternative trading platform from the Over-the-Counter (OTC) exchange to a major stock exchange), with the events in Clause A and B hereinafter referred to as a “Qualified Offering,” or (C) any change in the composition of the Board within one year following a Qualified Offering. Except as specifically provided by this Agreement, the exercise as well as all of the other terms and conditions of the Executive’s vested options and shares shall continue to be governed by the terms and conditions of the EIP and award agreement. Further, to the extent applicable, the shares subject to the Second Award shall be subject to a prohibition to sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock held by Executive, for a period of one hundred eighty (180) days beginning on the effective date of the underwriting agreement for a Qualified Offering or such longer period as the underwriters or the Company will request under the terms of an applicable lock-up agreement.

c. Future Awards. Notwithstanding the foregoing provisions, Executive shall remain eligible to participate in any future equity-based compensation awards and plans offered by the Company to its senior management, with any such future awards to be granted being in the complete and sole discretion of the Company.

v. Claw-back. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, governmental regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.

vi. Fringe Benefits. The Company shall provide the following benefits to the Executive during the Term.

a. Executive Benefit Plans. The Executive will be eligible to participate in any employee benefit plans including, without limitation, group health and welfare insurances, profit sharing and 401(k) plans, sponsored generally by the Company for its employees as may be offered from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

b. Vacation. The Executive shall accrue in accordance with the Company’s vacation policy as in effect from time to time twenty (20) days per year of paid vacation time. Any earned but unused vacation in a year may be carried forward to future years.

c. Personal Days, Sick Leave and Holidays. The Executive shall be entitled to receive paid personal days, sick days and holidays under the guidelines established by the Company, if any, from time to time for the Company’s executive and management employees, provided that, any earned but unused personal and sick days in a year may not be carried forward to future years.

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d. Business Expense Reimbursement. Subject to the Company’s policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, the Company shall reimburse the Executive for reasonable expenses incurred by the Executive in connection with the performance of the Executive’s duties pursuant to this Agreement, including, but not limited to, travel expenses, professional conventions or similar professional functions and other reasonable business expenses. The Executive agrees to provide the Company with receipts and/or documentation sufficient to permit the Company to take its full business expense deduction. The Company shall have no obligation to reimburse the Executive for expenses claimed if the Executive does not provide sufficient receipts and/or documentation. The Executive shall submit requests for reimbursement of business expenses at least once every month. The Executive shall be entitled to a corporate credit card, and any personal travel benefits (frequent flyer miles, hotel points, etc.) earned for travel contemplated under this Agreement shall be owned by the Executive. Any business expenses incurred by the Executive that are required to be disclosed in any SEC filing shall be reviewed by the Board on annual basis prior to the applicable SEC filing.

e. Miscellaneous Benefits. The Executive is also entitled to receive any other fringe benefits that Company may from time to time make available generally to its management employees. Subject to prior approval from the Company, to the extent Executive incurs costs associated with the rental of office space in a location of his choice as contemplated by Section 5 of this Agreement, the Company shall reimburse Executive for such expense. Company will reimburse Executive for membership fees for the National Association of Corporate Directors and the Association for Corporate Growth, and other similar groups as Executive and Board may agree upon in advance.

8. Termination; Effect of Termination.

i. Termination by the Company for Cause, Voluntary Resignation by Executive without Good Reason, Death, or Disability. If, during the Term, Executive’s employment is terminated by the Company for Cause (as defined in Section 9(i) below), or if Executive’s employment with the Company ends due to death, Disability (as defined in Section 9(ii) below) or voluntary resignation of employment by Executive without Good Reason (as defined in Section 9(iii) below), then Executive shall be entitled to:

a. Executive’s Base Salary through the effective date of termination;

b. Any Annual Bonus earned but not yet paid in accordance with Section 7(ii) above;

c. The right to continue health care benefits under the Consolidated Omnibus Reconciliation Act of 1985 as amended (COBRA), at Executive’s sole cost, to the extent required and available by law;

d. Reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to this Agreement, but for which Executive has not yet been reimbursed; and

e. All other amounts and benefits of any kind required by law or pursuant to any other Company plans or policies, as then in effect (collectively, the “Accrued Obligations”).

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ii. Involuntary Termination by the Company Without Cause or Voluntary Resignation by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (excluding any termination due to death or Disability (as defined in Section 9(ii) below)), or Executive voluntarily resigns for Good Reason (as defined in Section 9(iii) below), then, in either case, Executive shall be entitled to receive (a) payments of Executive’s bi-weekly Base Salary (as in effect on the date of Executive’s termination of employment) for twelve (12) months (b) the Annual Bonus, or portion thereof attributable to the calendar year in which termination pursuant to 8(ii) occurs, payable on the date such Annual Bonus is paid to executives of the Company but not later than 2 ½ months following the end of such calendar year in which such termination occurs (the “Severance Payments”). Notwithstanding anything to the contrary, such Severance Payments are conditioned upon and subject to the Executive entering into and not revoking a General Release (as defined Paragraph (iii) immediately below) in favor of the Company and any of its affiliates. As noted above, the Base Salary continuation payments shall be made in substantially equal installments during the period that commences with the first payroll period that immediately follows the completion of both the Consideration Period (as defined in Paragraph (iii) immediately below) and Revocation Period (as defined in Paragraph (iii) immediately below) and concludes twelve (12) months thereafter, in accordance with the Company’s normal payroll practices; provided, that if the total number of days in the Consideration Period combined with the total number of days in the Revocation Period begin in one calendar year and end in the subsequent calendar year from the date of such release is presented to the Executive, the Severance Payments shall commence being paid on the later of (a) January 1 of such subsequent calendar year, or (ii) the date on which the Release becomes effective and irrevocable. For the avoidance of doubt, with respect to any nonrenewal of the Agreement in accordance with the provisions of Section 6 above, Executive shall not be entitled to Severance Payments. Eligibility for all other benefits, including, but not limited to, retirement, paid time off days, long term disability, etc. shall cease on the Executive’s last day of employment.

iii. General Release. The severance benefits payable under Paragraph (ii) immediately above are specifically conditioned upon the execution by the Executive of a General Release and Waiver (the “General Release”) of claims against the Company and all its affiliates, effective as of the Executive’s last day of employment, which agreement shall be in the form provided by the Company (in other words, that such General Release must be executed and become effective in accordance with its terms (i.e., not revoked), including the expiration of the Revocation Period (as defined below) specified in the General Release, and further that such General Release may reasonably be modified for general applicability by the Company from time to time). By law, any General Release provided to Executive must provide Executive a minimum period under the federal Age Discrimination in Employment Act (currently, either twenty-one (21) or forty-five (45) calendar days depending on Executive’s age on his termination date) to consider and evaluate whether to execute the General Release (the “Consideration Period”). Following Executive’s execution of the General Release and providing such executed copy to the Company no later than the last day of the Consideration Period, the General Release will also identify for the Executive any applicable period which immediately follows the Consideration Period during which the Executive may revoke a General Release previously provided to the Company (the “Revocation Period”). For clarity, if the Executive does not execute the General Release within the Consideration Period specified in the General Release, or the Executive exercises the revocation right specified in the General Release, all such Severance Payments shall be forfeited and shall not be payable at all.

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iv. Termination of Authority. Immediately upon the Executive terminating or being terminated from the Executive’s employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of the Executive’s terminated or expired position(s), including but not limited to any director or officer positions at the Company or any of its affiliates, and shall be without any of the authority or responsibility for such position(s).

9. Definitions.

i. Cause. For purposes of this Agreement, “Cause” shall mean (a) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, (b) violated any of the Executive’s obligations under this Agreement, any award agreement under the EIP, any award agreement under the Surna, Inc. 2017 Equity Incentive Plan, any proprietary rights, non-competition, non-disclosure or other restrictive covenant agreements in effect between the Executive and the Company, including such agreements in this Agreement, which are demonstrably willful or deliberate on the Executive’s part, (c) has willfully or deliberately failed to perform the Executive’s material duties assigned by, or to follow the lawful orders and direction of, the Board (other than by reason of illness or temporary disability), (d) has engaged in illegal conduct, gross misconduct, fraud or material dishonesty in connection with the Business of the Company, (e) has engaged in willful misappropriation or embezzlement of any of the Company’s funds or property, or (f) has engaged in conduct that violated the Company’s then existing written internal policies or procedures and which is detrimental to the Business or reputation of the Company. The Company may place the Executive on paid leave for up to sixty (60) consecutive days while it is determining whether there is a basis to terminate Executive’s employment for Cause.

ii. Disability. For purposes of this Agreement, “Disability” shall mean that Executive, at the time notice is given, has been unable to perform the essential duties of Executive position for not less than one-hundred and eighty (180) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, as determined by a physician selected by the Company and the Executive. If the Company and the Executive cannot agree on physician, each party shall select a physician and the two physicians shall select a third who shall be the approved physician for this purpose.

iii. Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without Executive’s consent: (i) there is a material reduction of the level of Executive’s compensation, (ii) there is material reduction in Executive’s title, responsibility, duties or authority; or (iv) there is a material breach of this Agreement by the Company, (v) a change in the headquarters of the Company outside of Colorado, where the Executive conducts his duties and responsibilities under this Agreement; provided, however, Executive cannot terminate employment for Good Reason unless Executive shall have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the existence of such grounds, and the Company has had at least thirty (30) days from the date on which such notice is provided by Executive to cure such grounds or circumstances. If Executive does not terminate employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

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10. Section 409A.

i. Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

ii. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31st of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by this Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

iii. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

iv. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service (as defined in Code Section 409A), the Executive is a “Specified Executive”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6)-month period or such shorter period, if applicable). The Executive will be a “Specified Executive” for purposes of this Agreement if, on the date of the Executive’s separation from service, the Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Executive” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is designated as a “Specified Executive” and the application of and effects of the change in such determination.

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v. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

11. Mitigation of Application of Code Section 280G and Code Section 4999. Notwithstanding any other provision of this Agreement or any other compensatory or benefit plan, arrangement or agreement with Executive to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute “parachute payments” within the meaning of Code Section 280G and the accompanying regulations, and would, but for this Section 11 be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

12. Activity Restrictions; Executive Covenants.

i. Purpose. As previously acknowledged, the Company has invested heavily in its information systems, personnel, product development, customers, and customer development. As a member of the Company’s executive management group, the Executive is entrusted with the fruits of these investments and the decisions to be made regarding similar future investments. In order to participate in the benefits of a highly compensated position of trust with the Company, the Company requires a written commitment from key employees that its trust will not be misplaced and its investments lost or damaged. Accordingly, the Executive makes the following promises regarding the Executive’s activities.

ii. Best Efforts. The Executive will at all times perform all of the Executive’s assigned duties faithfully and exert the Executive’s best efforts to fully perform those duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Company. During employment, the Executive will not engage in or become interested in any calling, activity, or other business which is or may be contrary to or in competition with the interests and welfare of the Company.

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iii. Inventions; Intellectual Property.

a. Inventions. Every invention and improvement conceived, invented or developed by the Executive relating to or useable in the Business then being carried on or actively contemplated by the Company now existing or hereafter developed shall become the exclusive property of the Company. With respect to all inventive ideas originated or developed by the Executive which relate to the Business during the Term hereof, or as to which the Executive has acquired information as a result of the Executive’s employment with the Company, and all patents obtained on such inventive ideas, (I) the Executive agrees to disclose and assign, without charge, all such inventive ideas and any patents obtained thereon to the Company, but without expense to the Executive, (II) the Executive agrees that all such inventive ideas and any patents thereof shall be the exclusive property of the Company, and (III) the Executive will, at any and all times, furnish such information and assistance and execute such applications and other documents as may be advisable in the opinion of the Company to obtain both domestic and foreign patents, title to which is to be vested in the Company, and the Executive shall give the Company the full and exclusive power to prosecute all such applications and all proceedings in connection therewith.

b. Intellectual Property. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company or its successors and assigns without any separate remuneration or compensation other than that received by the Executive in the course of the Executive’s employment, the Executive’s entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever related to the Business or the Products (“Intellectual Property”), developed by the Executive during the period of the Executive’s employment by the Company or its affiliates and whether developed by the Executive during or after business hours, or alone or in connection with others, that is in any way related to the Business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with the Executive’s obligations under this Agreement, so long as such books or articles (I) are not funded in whole or in part by the Company, and (II) do not contain any confidential information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

iv. Non-solicitation of Business. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Executive will not, directly or indirectly, solicit, interfere with, or divert away from the Company any customer of the Company who did any business with the Company during the Term hereof.

v. Non-enticement of Personnel. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Executive shall not, directly or indirectly, as an individual or on behalf of any other person or entity, hire, solicit, recruit, or attempt to entice away from the Company or any customer of the Company any person employed by or providing services to the Company or any customer of the Company. The Executive shall not approach any such employees for such a prohibited purpose and shall not knowingly cooperate in any other person or entity’s efforts to do so. The Company’s customers are third-party beneficiaries of this covenant and shall have standing to enforce the terms of this Section 12(v) by seeking whatever equitable and legal remedies may be available to the Company hereunder.

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vi. Confidentiality. The Executive shall not at any time during the Term hereof or at any time thereafter communicate, divulge, disclose, take, or use for himself any information, knowledge, data, or materials that were disclosed or obtained by the Executive during the Term (including, without limitation, any information and knowledge that was conceived, created, or developed by the Executive during the course of the Executive’s employment with the Company) which is related to the Business and the Products and is not already generally known in the Company’s trade by competitors. This restriction on confidential information disclosure and use shall apply to knowledge or information which relates to the Business or the business of the Company’s customers and is in the nature of a business secret of the Company or the Company’s customers. Included within the scope of this restriction shall be the specific items identified in Section 12(vii) hereof and any other information and matters designated by the Company (verbally or in writing) to be confidential during the Term hereof. The Company’s customers are third-party beneficiaries of the aforementioned covenants in this Section 12(vi) and shall have standing to enforce its terms and seek whatever equitable or legal remedy that is necessary to repay or avoid harm to them, including, but not limited to, any remedy available to the Company under this Agreement. The obligations of the Executive with respect to the disclosure and use of confidential information under this Section 12(vi) shall cease to the extent such information becomes generally known in the Company’s trade by competitors through a means other than a breach of this Agreement by the Executive. In the event the Executive is required by any legal proceedings to disclose confidential information, the Executive shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance by the Executive with the provisions hereof.

vii. Non-competition. Provided the Company is not in default of its obligations under this Agreement, during the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Executive shall not, alone, or as an agent, employee, servant, officer, partner or stockholder of any other corporation or business, directly or indirectly, engage in employment or business activity which relates to the sale, manufacturing, or marketing of products which are competitive with, substantially similar to, or serve the same function as the Products manufactured, marketed or sold by the Company either now or at any time during the Term. This post-termination restriction is limited to activities in or directed at the geographic area located in North America where the Company has sold or manufactured the Products at any time during the Term hereof. The Executive specifically agrees, without limitation, that the Executive will not accept a similar position or perform the same or similar responsibilities or services as performed for the Company for any business entity that is engaged in a business that is the same, or substantially similar to, the Business (i.e., a competitor).

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viii. Return of Company Materials. Upon request at any time during the Term hereof and without request at the time of the termination or expiration of this Agreement, without regard for who initiated the termination, the Executive agrees to promptly return (without retaining any copies, summaries, files or notes derived from source materials) all information and records regarding the Business and the Products, whether or not created by the Executive during the Term hereof including, but not be limited to: all financial, sales and purchase data for the Business and the Company’s customers, all financial statements and projections, all marketing surveys and analyses, all strategic planning material, all data on the Company’s competitors, all customer information, all records regarding prospective customers of the Company, all documents regarding pending or threatened litigation involving the Company, all legal opinions, all personnel evaluations for the Company’s employees and outside vendors and contractors, all computer hardware and software, all price lists and formulas, all pricing quotations or proposals, all lists or compilations of customers and prospects, all promotional materials, all internal operating reports, all budgets and projections, all information related to the Company’s product development and intellectual property, all product designs, specifications, drawing, engineering, bills of material and other information related to the Products, all corporate and equipment manuals and policies, all contracts with customers and suppliers, all supplier prices and quotations, all business correspondence, all catalogs and product samples, all sensitive customer information, all sales reports and invoices, and all tangible and intangible property owned by the Company.

ix. Non-Disparagement. During the Term and thereafter, the Executive shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the Company, any of its affiliates, or any of their respective officers, directors, employees, shareholders, agents or businesses in any manner likely to be harmful to them or their business reputations or personal reputations. The Company shall direct its officers, directors and senior management team to not disparage or encourage or induce others to disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings), provided that the Executive has given the Company prompt written notice of any such legal process and cooperated with the Company’s efforts to seek a protective order.

x. Executive’s Representations. The Executive represents and acknowledges that none of the activity restrictions set forth in this Section 12 will prevent the Executive from obtaining employment, cause undue hardship, cause a relocation, or adversely impact numerous other business and employment opportunities that are not affected by the existence of these restrictions. The Executive further acknowledges that the Executive believes the foregoing restrictions to be reasonable and necessary to protect the Company’s legitimate business interests. Any violation of the restrictions in this Section 12 can cause harm to the Company of an irreparable nature for which money damages alone will not suffice. The Company shall also have the right to disclose this Agreement to any business entity hiring or utilizing the services of the Executive subsequent to the termination or expiration of this Agreement.

xi. Common Law and Trade Secrets. The Executive and the Company agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

xii. Tolling. In the event of any violation of the provisions of this Section 12, provided the Company is not in default of its obligations hereunder, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 12 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

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xiii. Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by the Executive of any of the provisions of Section 12 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

a. the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

b. the right and remedy to require the Executive to account for and pay over to the Company or any of its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company, except that the Company may assign it to an affiliate of the Company and shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns as provided in this Section 15 and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except as otherwise set forth in this Agreement.

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14. Alternative Dispute Resolution.

i. Coverage. Except as otherwise expressly provided in this Agreement or by law, this Section 14 is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute,” including, but not limited to, disputes arising out of or related to any of the following subjects: (a) compensation or other terms or conditions of the Executive’s employment, (b) application or enforcement of any Company program or policy to the Executive, (c) any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination, (d) any policy of the Company or any agreement between the Executive and the Company, (e) disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this Section 14, (f) claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Executive Retirement Income Security Act of 1978, as they have been or may be amended from time to time, or (g) any other dispute arising out of or related to the Executive’s employment or the Executive’s termination.

ii. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof shall be exclusively resolved by final and binding arbitration. The parties agree, however, that prior to the commencement of arbitration, they shall attempt in good faith to resolve any such dispute, claim or controversy by mediation through such mediator and process as the parties may agree upon at the time either party demands mediation or, failing such agreement, through a mediator selected through, and mediation process administered by, JAMS. The parties further agree that they will share equally in the costs of mediation, other than each party’s attorneys’ fees. The location for such mediation shall be Denver, Colorado, unless otherwise expressly agreed by the parties. If any such dispute, claim or controversy is not resolved through mediation, any party may submit such dispute to binding arbitration administered by JAMS under its Comprehensive Arbitration Rules then in effect, as modified by the provisions of this Section. The venue for such arbitration shall be Denver, Colorado or such other location to which all parties may otherwise expressly agree in writing (the “Designated Location”). Arbitration proceedings shall take place before a single arbitrator who shall be a lawyer or former judge. If the parties cannot agree upon the choice of the arbitrator within twenty (20) business days of the date the matter is submitted for arbitration, the parties shall request, and accept, assignment of an arbitrator from JAMS pursuant to its rules. The arbitrator shall have authority to award any remedy or relief that a court of competent jurisdiction sitting in the state encompassing the Designated Location could grant in conformity to applicable law. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy and a description of the award, with explanation of the reasons for the award. The arbitrator’s award shall be final and binding, and judgment may be entered upon such award by any court of competent jurisdiction. The parties agree that all mediation and arbitration proceedings shall be private and confidential, and further agree not to issue any press release or public announcement with respect thereto, including the fact that the mediation or arbitration is being conducted, or disclose any aspect thereof, including any testimony, discovery and any documents filed in the course of such proceedings, except to the mediator or arbitrator and his/her staff, the parties’ attorneys and their staff, and any experts retained by the parties. The foregoing dispute resolution provisions of this Agreement shall not prevent any party from seeking or obtaining preliminary injunctive or other provisional relief from a court of competent jurisdiction for the purpose of preventing irreparable injury, loss or damage pending a final resolution of the dispute, claim or controversy according to such dispute resolution provisions. The prevailing party in any suit or arbitration shall be entitled to an award of its reasonable attorneys’ fees and costs, in addition to, and not in limitation of, other available remedies.

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iii. Severability. In the event that any court or arbitrator finds or holds any restriction contained in this Agreement, including the Restrictive Covenants, to be unreasonable, invalid, or unenforceable, then it is the express intent of the Parties that the court or arbitrator so holding shall modify or amend the offending restriction or restrictions in any reasonable fashion so as to render it or them enforceable to the fullest extent possible under prevailing law. In the event that any restriction is deemed void and unenforceable and not suitable or capable of being so modified, then such restriction shall be severed. Each term and provision of this Agreement is and shall be construed as severable in whole or in part, and, if any provision or the application thereof to particular circumstances should be invalid, illegal, or unenforceable, then the remaining terms and provisions shall not be affected and shall remain fully enforceable. An adjudication or finding of invalidity or unenforceability for one jurisdiction of any particular provision shall not invalidate or void such provision in any other jurisdiction. It is the express intent of the Parties that all restrictions imposed by this Agreement be construed and applied to avoid legal nullities and with a view towards enforcement whenever possible.

15. Miscellaneous.

i. Time of the Essence. Time is of the essence with respect to this Agreement. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day (i.e, a Saturday, Sunday or federal holiday), then such action may be taken or such right may be exercised on the next succeeding business day.

ii. Entire Agreement. This Agreement constitutes the entire understanding or agreement between the Company and the Executive relating to the subject matter hereof and there is no understanding or agreement, oral or written, which is not set forth herein. This Agreement supersedes and replaces any prior employment agreement or understanding, oral or written, between the Company and the Executive, expressly including the Old Employment Agreement. This Agreement may only be amended by a writing signed by the Company and the Executive.

iii. Waiver. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

iv. Construction. In the event of a conflict or ambiguity created between the Company’s current personnel manual for all employees and this Agreement, it is agreed that this Agreement shall control. No policies, procedures, or statements of any nature by the Company shall modify this Agreement or be construed to create express or implied obligations to the Executive. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments thereto. The word “including” shall be construed to include the words “without limitation.” In this Agreement, unless the context otherwise requires, references to the singular shall include the plural and vice versa. The word “Company” shall be construed to include the Company and its subsidiaries and affiliates, whether now existing or hereafter established.

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v. Notices. All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other Party hereto, in accordance with this Paragraph (v).

If to the Company:	CEA Industries Inc.
385 South Pierce Avenue, Suite C
Louisville, Colorado 80027
Attention: Chief Financial Officer

If to the Executive:	Anthony K. McDonald
1773 E. 164th Pl
Brighton, CO 80602
tonymcdonald777@gmail.com

vi. Public Announcements. The Company intends to publicly announce and disclose this Agreement and the subject matter hereof in accordance with applicable laws. Until such time as the Company has publicly announced and/or disclosed this Agreement and the subject matter hereof, the Executive shall not publicly announce or disclose to any third party the existence of this Agreement or the subject matter hereof.

vii. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflicts of law thereof.

viii. Equitable Relief. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 14(iv) hereof, upon any breach by the Executive of the Executive’s obligations under Section 12, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

ix. Cooperation in Future Matters. The Executive hereby agrees that for a period of eighteen (18) months following the Executive’s termination of employment, the Executive shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with the Executive’s rights under or ability to enforce this Agreement.

x. Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

xi. Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of the Executive’s employment or this Agreement.

xii. Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of this page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

EXECUTIVE	COMPANY

CEA Industries Inc.

By:
Anthony K. McDonald, Individually		James R. Shipley, Director

By:
Nicholas Etten, Director

[Signature Page to Executive Employment Agreement]

EXHIBIT A

Permitted Activities

Service on one private or public company board